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                                                                       Exhibit 6


                             INCENTIVE STOCK OPTION


                                   GRANTED BY


                                 SELFCARE, INC.


                       (HEREINAFTER CALLED THE "COMPANY")


                                       TO


                                  RON ZWANZIGER


                        (HEREINAFTER CALLED THE "HOLDER")


                                    UNDER THE


                1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN




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                                   WITNESSETH:

     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to the Holder the following Incentive Stock Option under the 1994 Incentive and Nonqualified Stock Option Plan (hereinafter called the "Plan"):

     SECTION 1. Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right and option to purchase from the Company shares of the Company's Common Stock, $.001 par value (the "Common Stock"). SCHEDULE A attached hereto and hereby incorporated herein sets forth, with respect to this Option, (i) its Expiration Date, (ii) its Exercise Price per share, (iii) the maximum number of shares that the Holder may purchase upon exercise hereof, and
(iv) the Vesting Schedule. SCHEDULE A also sets forth applicable conditions precedent to the exercise of this Option, as well as any additional terms and conditions that the Company may wish to incorporate herein.

     Purchase of any shares hereunder shall be made by (a) cash, certified check, bank draft or postal or express money order payable to the order of the Company for an amount equal to the aggregate Exercise Price of such shares, or
(b) with the consent of the Company, shares of Common Stock of the Company having a fair market value equal to the aggregate Exercise Price of such shares, or (c) with the consent of the Company, a combination of (a) and (b). For the purposes of the preceding sentence, the fair market value of the shares of Common Stock so delivered to the Company shall be determined in accordance with procedures adopted by the Board of Directors of the Company.

     SECTION 2. As a condition precedent to any exercise of this Option, the Holder (or if any other individual or individuals are exercising this Option, such individual or individuals) shall deliver to the Company an investment letter in form and substance satisfactory to the Company and its counsel which shall contain, among other things, a statement in writing that the

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Option is then being exercised for the account of the Holder and only with a view to investment in, and not for, in connection with or with a view to the disposition of the shares with respect to which the Option is then being exercised; that the Holder has been advised that Rule 144 of the Securities and Exchange Commission (the "Commission"), which permits the resale, subject to various terms and conditions, of small amounts of "restricted securities" (as therein defined) after they have been held for two years, does not now apply to the Company because the Company is not now required to file, and does not file, current reports under the Securities Exchange Act of 1934 (the "Exchange Act"), nor is there publicly available information concerning the Company substantially equivalent to that which would be available if the Company were required to file such reports; that the Holder understands that there is no assurance that the Company will ever become a reporting company under the Exchange Act and that the Company has no obligation to the Holder to do so; that the Holder and the Holder's representatives have fully investigated the Company and the business and financial conditions concerning it and have knowledge of the Company's then current corporate activities and financial condition; and that the Holder believes that the nature and amount of the shares being purchased are consistent with the Holder's investment objectives, abilities and resources. The restriction imposed by this Section and any investment representation made pursuant to this Section shall be inoperative upon the registration with the Commission of the stock subject to this Option or acquired through the exercise of this Option.


     SECTION 3. Within a reasonable time following the receipt by the Company of the aggregate Exercise Price for any shares to be purchased hereunder and the investment letter referred to hereinabove, the Company will deliver or cause to be delivered to the Holder (or if any other individual or individuals are exercising this Option, to such individual or individuals)

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at the office of the Company a certificate or certificates for the number of shares with respect to which the Option is then being exercised, registered in the name of the Holder (or the name or names of the individual or individuals exercising the Option, either alone or jointly with another person or persons with rights of survivorship, as the individual or individuals exercising the Option shall prescribe in writing to the Company); PROVIDED, HOWEVER, that if any law, regulation or order of the Commission or other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this Option) to take any action in connection with the sale of the shares then being purchased, then, subject to the other provisions of this Section, the date on which such sale shall be deemed to have occurred and the date for the delivery of the certificates for such shares shall be extended for the period necessary to take and complete such action. Such certificate or certificates shall include appropriate securities and other legends referencing stock transfer restrictions imposed by this Option or the Plan.

     SECTION 4. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or decrease in the number of shares of the Common Stock outstanding, without receiving compensation therefore in money, services or property, then the number, class, and per share price of shares of stock subject to this Option shall be appropriately adjusted in such a manner as to entitle the Holder to receive upon exercise of this Option, for the same aggregate cash consideration, the same total number and class of shares as the Holder would have received as a result of the event requiring the adjustment had the Holder exercised this Option in full immediately prior to such event.

     After a merger of one or more corporations into the Company, or after a consolidation of the Company with one or more corporations in which (i) the Company shall be the surviving

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corporation and (ii) the stockholders of the Company prior to such merger or consolidation hold at least fifty percent (50%) of the voting shares of the Company after such merger or consolidation, the Holder shall, at no additional cost, be entitled upon exercise of this Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which this Option shall then be so exercisable, the number and class of shares of stock or other securities to which the Holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Holder had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which this Option is exercisable.

     If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if there is a merger or consolidation where the Company is the surviving corporation and the stockholders of the Company prior to such merger or consolidation do not hold at least fifty percent (50%) of the voting shares of the Company after such merger or consolidation occurs, or if the Company is liquidated, or sells or otherwise disposes of all or substantially all of its assets to another corporation while this Option remains outstanding, then (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation or sale, as the case may be, the Holder of this Option shall be entitled, upon exercise of this Option, to receive, in lieu of the number of shares of Common Stock as to which this Option shall then be exercisable, the number of shares of such stock or other securities, cash or property to which the Holder would have been entitled pursuant to the terms of the merger, consolidation or sale if, immediately before such merger, consolidation or sale, the Holder had been the holder of record of the number of shares of Common Stock equal to the number of shares as to which this Option is

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exercisable; (ii) the Board of Directors may accelerate the time for the exercise of this Option to and after a date, specified by the Board of Directors, before the effective date of such merger, consolidation, liquidation or sale, as the case may be; or (iii) this Option may be cancelled by the Board of Directors as of the effective date of any such merger, consolidation, liquidation or sale provided that (A) notice of such cancellation shall be given to the Holder and (B) the Holder shall have the right to exercise this Option to the extent that the same is then exercisable or, if the Directors shall have accelerated the time for exercise of this Option, in full, during the thirty
(30) day period preceding the effective date of such merger, consolidation, liquidation or sale.

     Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereafter shall be made with respect to, the number or price of shares of Common Stock then subject to this Option.

     SECTION 5. No person shall, by virtue of the granting of this Option to the Holder, be deemed to be a holder of any shares purchasable under this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this Option.

     The Company shall, at all times while any portion of this Option is outstanding, reserve and keep available, out of shares of its authorized and unissued stock or reacquired shares, a sufficient number of shares of its Common Stock to satisfy the requirements of this Option; shall comply with the terms of this Option promptly upon exercise of the Option rights; and shall pay

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all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this Option.

     SECTION 6. This Option is not transferable by the Holder otherwise than by will or the laws of descent and distribution.

     This Option is exercisable during the Holder's lifetime, only by the Holder and only while the Holder is an employee of the Company or of a parent or subsidiary of the Company, except that in the event the Company terminates the employment of the Holder without cause and other than for death or retirement in good standing from the employ of the Company or such parent or subsidiary for reasons of age or disability under the then established rules of such corporation, the Holder shall have the right to exercise this Option at any time until thirty (30) days after the date the Holder so ceases to be an employee of the Company or such parent or subsidiary (but not later than the expiration date of this Option) with respect to the shares which were purchasable by the Holder by exercise of this Option at the time of such cessation of employment.

     In the event of the retirement of the Holder in good standing for reason of age under the then established rules of the Company or a parent or subsidiary of the Company, the Holder shall have the right to exercise this Option at any time until thirty (30) days after such retirement (but not after the termination date of this Option) with respect to the shares which were purchasable by the Holder at the date of such retirement. In the event of the termination of employment of the Holder in good standing for reason of permanent disability under the then established rules of the Company or a parent or subsidiary of the Company or in the event of the death of the Holder while the Holder has the right to exercise this Option, the Holder or the Holder's executors, administrators, heirs or legatees, as the case may be, shall have the right to exercise this Option

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at any time within one year after such termination of employment due to permanent disability or death (but not after the termination date of this Option) with respect to the shares which were purchasable by the Holder at the date of such permanent disability or death. After the death of the Holder, his executors, administrators or any person or persons to whom this Option may be transferred by will or by the laws of descent and distribution shall have the right to exercise this Option.

     SECTION 7. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered at the office of the Treasurer of the Company at its principal office, or such other address as the Company may hereafter designate, or when deposited in the mail, postage prepaid, addressed to the attention of the Treasurer of the Company at such office or other address.

     Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at the address furnished to the Company by the Holder or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

     SECTION 8. Prior to the effective date of a registration statement under the Securities Act of 1933 covering any shares of the Company's Common Stock and until such time as the Company shall have effected a public offering of Common Stock, the Holder may not sell, assign, transfer, exchange, encumber or otherwise dispose of any shares of Common Stock issued pursuant to exercise of this Option or any interest in such shares now held or hereafter acquired by the Holder without first giving written notice thereof to the Company identifying the proposed transferee, the purchase price, if any, and terms of the proposed transaction, and offering such shares to the Company for purchase by it at the same price and on the same terms.

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Such offer shall be in writing and mailed, postage prepaid, or delivered to the
Company at its principal office.

     The Company shall have thirty (30) days after actual receipt of such offer to notify the Holder in writing of its intention to purchase all or any part of such shares. If the Company elects to purchase all or any part of such shares, the Holder shall deliver the shares, free of all encumbrances, within thirty
(30) days of the date of acceptance of the offer to sell, against payment therefor at the same price and according to the same terms as were offered by the proposed transferee. If an offer has not been accepted by the Company as to any or all offered shares within the time specified in this Section, then the Holder shall have one hundred twenty (120) days within which he may transfer the shares as to which the offer shall not have been accepted, free of the restrictions imposed by this Section, to the proposed transferee at the same price and according to the same terms as the Holder previously notified the Company.

     As long as any shares are subject to the foregoing restrictions on transfer, the purchaser of such restricted shares sold on execution or by order of any court shall within ninety (90) days after such sale, and any executor, administrator, legatees or heirs of the Holder's estate, or any trustee in bankruptcy, receiver or other officer or legal representative appointed by any court in whom title to any of such restricted shares shall have vested either by operation of law or otherwise, shall within ninety (90) days after appointment, offer all of such restricted shares for sale to the Company at the same price as the Holder would have been required to offer them.

     If any transfer of restricted shares is made or attempted in violation of the foregoing restrictions, or if restricted shares are not offered to the Company as required hereby, the Company shall have the right to purchase such shares from the owner thereof or his transferee at any time before or after the transfer, as herein provided. In addition to any other legal or

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equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions hereof have been complied with.

     SECTION 9. The Holder agrees for a period of up to one hundred eighty (180) days from the effective date of any registration of securities of the Company (upon request of the Company or the underwriters managing any underwritten offering of the Company's securities) not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of this Option without the prior written consent of the Company or such underwriters, as the case may be.

     SECTION 10. This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable hereto and, notwithstanding any of the provisions hereof, the Holder agrees that the Holder will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Holder or the Company of any such law, regulation or order or any provision thereof. This Option is and shall be subject in every respect to the provisions of the 1994 Incentive and Nonqualified Stock Option Plan of the Company, as amended from time to time, which is incorporated herein by reference and made a part hereof. In the event of any conflict or inconsistency between the terms hereof and those of the Plan, the latter shall prevail.

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     IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant set forth on SCHEDULE A.

                                       SELFCARE, INC.



                                       By: /S/ RON ZWANZIGER
                                          ------------------------------
                                          President

ATTEST: (SEAL)


/S/ KENNETH D. LEGG
Clerk

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                                   SCHEDULE A

                                 SELFCARE, INC.

                      INCENTIVE STOCK OPTION GRANTED UNDER

              THE 1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN


1. Name of Holder:  Ron Zwanziger
2. Date of Grant:  October 17, 1995
3. Expiration Date of Option:  October 17, 2005
4. Exercise (purchase) Price per share:  $32.87
5. Maximum Number of Shares for which this Option is exercisable:  1725
6. Shares are fully vested and exercisable for ten years.



All shares purchased upon exercise of this Option are subject to (a) the rights of the Company to repurchase such shares as set forth in Section 8 of the Option, (b) the lockup agreement set forth in Section 9 of the Option and (c) the other terms of the Option and the Plan.



     The undersigned Holder acknowledges receipt of the Option of which this SCHEDULE A is a part and agrees to the terms of the Option and the Plan.



                                       /S/ RON ZWANZIGER
                                       --------------------------------